SUB-ITEM 77Q3

AIM HIGH INCOME MUNICIPAL FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 2/28/2010
FILE NUMBER :      811-7890
SERIES NO.:        4

72DD.   1    Total income dividends for which record date passed during the period. (000's Omitted)
             Class A               $20,282
        2    Dividends for a second class of open-end company shares (000's
             Omitted)
             Class B               $   983
             Class C               $ 6,094
             Class Y               $ 2,169
             Institutional Class   $ 2,985

73A.    Payments per share outstanding during the entire current period: (form
        nnn.nnnn)
        1    Dividends from net investment income
             Class A                0.4077
        2    Dividends for a second class of open-end company shares (form
             nnn.nnnn)
             Class B                0.3607
             Class C                0.3604
             Class Y                0.4238
             Institutional Class    0.4235

74U.    1    Number of shares outstanding (000's Omitted)
             Class A                50,708
        2    Number of shares outstanding of a second class of open-end company shares (000's Omitted)
             Class B                 2,652
             Class C                19,281
             Class Y                 6,540
             Institutional Class     6,980

74V.    1    Net asset value per share (to nearest cent)
             Class A               $  7.61
        2    Net asset value per share of a second class of open-end company shares (to nearest cent)
             Class B               $  7.61
             Class C               $  7.61
             Class Y               $  7.61
             Institutional Class   $  7.61